Exhibit 2.1

____________________________________________________________________________________

AGREEMENT AND PLAN OF MERGER

dated May 30, 2007

among

WACHOVIA CORPORATION,

WHITE BIRD HOLDINGS, INC.

and

A.G. EDWARDS, INC.

____________________________________________________________________________________

TABLE OF CONTENTS

		Page

	ARTICLE I

	DEFINITIONS; INTERPRETATION

1.01.	DEFINITIONS	1
1.02.	INTERPRETATION	10

	ARTICLE II

	THE MERGER

2.01.	THE MERGER	11
2.02.	CLOSING	11
2.03.	EFFECTIVE TIME	11
2.04.	EFFECTS OF THE MERGER	11
2.05.	CONSTITUENT DOCUMENTS	11
2.06.	A.G. EDWARDS BOARD OF DIRECTORS	12

	ARTICLE III

	CONSIDERATION; EXCHANGE PROCEDURES

3.01.	CONSIDERATION	12
3.02.	CANCELLATION OF SHARES	12
3.03.	RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS	12
3.04.	EXCHANGE PROCEDURES	13
3.05.	FRACTIONAL SHARES	14
3.06.	ANTI-DILUTION ADJUSTMENTS	14
3.07.	DISSENTING STOCKHOLDERS	14
3.08.	EFFECT ON MERGER SUB COMMON STOCK	14
3.09.	EFFECT ON WACHOVIA STOCK	14
3.10.	STOCK OPTIONS, RESTRICTED STOCK AND PSUS	15
3.11	A.G. EDWARDS ESPP; A.G. EDWARDS DRIP	16

	ARTICLE IV

	CONDUCT OF BUSINESS PENDING THE MERGER

4.01.	FOREBEARANCES OF A.G. EDWARDS	16
4.02.	FOREBEARANCES OF WACHOVIA	20
4.03.	COORDINATION OF DIVIDENDS	20

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TABLE OF CONTENTS
(continued)
		Page

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES

5.01.	DISCLOSURE SCHEDULES	20
5.02.	STANDARD	21
5.03.	REPRESENTATIONS AND WARRANTIES OF A.G. EDWARDS	21
5.04.	REPRESENTATIONS AND WARRANTIES OF WACHOVIA	37

	ARTICLE VI

	COVENANTS

6.01.	REASONABLE BEST EFFORTS	44
6.02.	A.G. EDWARDS STOCKHOLDER APPROVAL	44
6.03.	SEC FILINGS	45
6.04.	PRESS RELEASES AND PUBLIC ANNOUNCEMENTS	46
6.05.	ACCESS; INFORMATION	47
6.06.	ACQUISITION PROPOSALS	47
6.07.	AFFILIATE AGREEMENTS	49
6.08.	TAKEOVER LAWS AND PROVISIONS	49
6.09.	EXCHANGE LISTING	49
6.10.	REGULATORY APPLICATIONS; PRE-CLOSING COOPERATION	49
6.11.	INDEMNIFICATION	51
6.12.	EMPLOYEE MATTERS	52
6.13.	NOTIFICATION OF CERTAIN MATTERS	53
6.14.	EXEMPTION FROM LIABILITY UNDER SECTION 16(b)	54
6.15.	RETAIL BROKERAGE BUSINESS OPERATIONS	54
6.16.	RESTRUCTURING EFFORTS	54

	ARTICLE VII

	CONDITIONS TO THE MERGER

7.01.	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER	54
7.02.	CONDITIONS TO A.G. EDWARDS’ OBLIGATION	55
7.03.	CONDITIONS TO WACHOVIA’S AND MERGER SUB’S OBLIGATION	56

	ARTICLE VIII

	TERMINATION

8.01.	TERMINATION	56
8.02.	EFFECT OF TERMINATION AND ABANDONMENT	58

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TABLE OF CONTENTS (continued)

Page

8.03.	TERMINATION FEE	58

	ARTICLE IX

	MISCELLANEOUS

9.01.	SURVIVAL	59
9.02.	WAIVER; AMENDMENT	59
9.03.	COUNTERPARTS	60
9.04.	GOVERNING LAW	60
9.05.	EXPENSES	60
9.06.	NOTICES	60
9.07.	ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES	61
9.08.	SEVERABILITY	61
9.09.	ALTERNATIVE STRUCTURE	62
9.10.	SPECIFIC PERFORMANCE	62

Annex 1 Form of A.G. Edwards, Inc. Affiliate Letter

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     AGREEMENT AND PLAN OF MERGER, dated May 30, 2007 (this “Agreement”), among Wachovia Corporation, a North Carolina corporation (“Wachovia”), White Bird Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Wachovia (“Merger Sub”), and A.G. Edwards, Inc., a Delaware corporation (“A.G. Edwards”).

RECITALS

     A. The Proposed Transaction. The parties intend to effect a strategic business combination through the merger of A.G. Edwards with and into Merger Sub (the “Merger”), with Merger Sub the surviving corporation (the “Surviving Corporation”).

     B. Board Determinations. The respective boards of directors of Wachovia, Merger Sub and A.G. Edwards have each determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of their respective stockholders and are consistent with, and will further, their respective business strategies and goals, and, therefore, have approved the Merger and this Agreement.

     C. Approval of Stockholder of Merger Sub. Wachovia, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the other transactions contemplated hereby.

     D. Intended Tax Treatment. The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

     NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Wachovia, Merger Sub and A.G. Edwards agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01. Definitions. This Agreement uses the following definitions:

“Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in A.G. Edwards or any of its Significant Subsidiaries, a proposal for a merger, consolidation or other business combination involving A.G. Edwards or any of its Significant Subsidiaries or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business or assets of, A.G. Edwards or any of its Significant Subsidiaries, other than the transactions contemplated hereby; provided, however, that for purposes of Section 8.03(a), references in this definition to “more than 15%” shall be deemed to be references to “50% or more”.

“Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder.

“A.G. Edwards” has the meaning assigned in the Preamble.

“A.G. Edwards Affiliate” has the meaning assigned in Section 6.07.

“A.G. Edwards Board” means the board of directors of A.G. Edwards.

 “A.G. Edwards Common Stock” means the common stock, par value $1.00 per share, of A.G. Edwards.

 “A.G. Edwards DRIP” means a Dividend Reinvestment Plan of A.G. Edwards, if any.

 “A.G. Edwards ESPP” means A.G. Edwards’ 2002 Employee Stock Purchase Plan (2005 Restatement).

“A.G. Edwards Insiders” means those officers and directors of A.G. Edwards subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“A.G. Edwards Meeting” has the meaning assigned in Section 6.02(b).

“A.G. Edwards Preferred Stock” means the preferred stock, par value $25.00 per share, of A.G. Edwards.

“A.G. Edwards Restricted Stock” has the meaning assigned in Section 3.10(b).

“A.G. Edwards SEC Filings” has the meaning assigned in Section 5.03(g).

 “A.G. Edwards Stock Option” has the meaning assigned in Section 3.10(a).

“A.G. Edwards Stock Plans” means the A.G. Edwards ESPP, A.G. Edwards’ 1988 Incentive Stock Plan, as restated as of June 27, 2005 and as amended by the First Amendment thereto dated April 3, 2006, and A.G. Edwards’ Non-Employee Director Stock Compensation Plan, as amended and restated as of March 1, 2005.

“Agreement” has the meaning assigned in the Preamble.

“Bank Secrecy Act” means the federal Bank Secrecy Act and its implementing regulations.

“BCA” means the Business Corporation Act of the State of North Carolina.

“Benefit Arrangement” means, with respect to each of Wachovia and A.G. Edwards, and their respective Subsidiaries, each of the following (a) under which any employee, individual independent contractor or any of its current or former directors has any present or future right to benefits, (b) that is sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).

“BHC Act” means the Bank Holding Company Act of 1956.

“business day” means any day that is not a Saturday, a Sunday or other day on which banking institutions are required or authorized by law to be closed in St. Louis, Missouri or Charlotte, North Carolina.

“Cash Consideration” has the meaning assigned in Section 3.01(b).

“Certificate of Merger” has the meaning assigned in Section 2.03.

“CFTC” has the meaning assigned in Section 5.03(f)(1).

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Code” has the meaning assigned in the Recitals.

“Combined Retail Brokerage Business” has the meaning assigned in Section 6.15(a).

“Compensation and Benefits Transition Dates” has the meaning assigned in Section 6.12(a) .

“Confidentiality Agreement” has the meaning assigned in Section 6.05(b).

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Costs” has the meaning assigned in Section 6.11(a).

“Covered Employees” has the meaning assigned in Section 6.12(a).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Stockholder” has the meaning assigned in Section 3.07.

“Dissenting Shares” means shares of A.G. Edwards Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Section 262 of the GCL.

“Effective Time” has the meaning assigned in Section 2.03.

“Employees” means current employees and individual independent contractors of A.G. Edwards or any of its Subsidiaries.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning assigned in Section 5.03(l)(4).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.04(a).

“Exchange Fund” has the meaning assigned in Section 3.04(a).

“Exchange Ratio” has the meaning assigned in Section 3.01(a).

“FSA” has the meaning assigned in Section 5.03(f)(1).

“GAAP” means United States generally accepted accounting principles.

“GCL” means the General Corporation Law of the State of Delaware.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“HOLA” means the Home Owners’ Loan Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

“Indemnified Party” has the meaning assigned in Section 6.11(a).

“Insurance Amount” has the meaning set forth in Section 6.11(b).

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means, with respect to A.G. Edwards and its Subsidiaries, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights, in each case used by A.G. Edwards or its Subsidiaries in connection with its business.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to Wachovia or A.G. Edwards any effect that

(a) is material and adverse to the financial condition, results of operations or business of Wachovia and its Subsidiaries, taken as a whole, or A.G. Edwards and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clause (1), (3) and (5), only to the extent that the effect of a change on it is not disproportionate to the effect of such change on comparable U.S. banking, brokerage or financial services organizations) the impact of (1) changes in banking, financial services, broker-dealer or other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to U.S. banking, brokerage or financial services organizations generally, (3) changes in prevailing interest rates or other general economic or market conditions affecting U.S. banking, brokerage or financial services organizations generally, (4) changes resulting from the announcement of this Agreement or actions or omissions of a party to this Agreement required by this Agreement or taken with the prior written consent of, or requested by, the other party to this Agreement in contemplation of the transactions contemplated hereby and (5) changes in global or national political conditions (including the outbreak of war or acts of terrorism); provided that in no event shall a change in the trading price of the capital stock of Wachovia or A.G. Edwards, by itself, be considered to constitute a Material Adverse Effect on such entity (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect); or

(b) would materially impair the ability of Wachovia or A.G. Edwards, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Material Agreements” has the meaning assigned in Section 5.03(k)(1).

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 3.01(b).

“Merger Sub” has the meaning assigned in the Preamble.

“Merger Sub Common Stock” means the common stock, par value $0.01 share, of Merger Sub.

“NASD” has the meaning assigned in Section 5.03(f)(1).

“New Certificates” has the meaning assigned in Section 3.04(a).

“New Option” has the meaning assigned in Section 3.10(a).

“NYSE” means the New York Stock Exchange.

“Old Certificates” has the meaning assigned in Section 3.04(a).

“Option Exchange Ratio” means 1.6407.

“Other Persons” has the meaning assigned in Section 6.06(a).

“party” means Wachovia, Merger Sub or A.G. Edwards.

“Patriot Act” means the USA PATRIOT Act of 2001 and the regulations promulgated thereunder.

“Pension Plan” has the meaning assigned in Section 5.03(l)(3).

“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or in another paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the Section of this Agreement in question).

“Producer” has the meaning assigned in Section 5.03(w)(1).

“Proxy Statement” has the meaning assigned in Section 6.03(a).

“PSUs” has the meaning assigned in Section 3.10(b).

“Registration Statement” has the meaning assigned in Section 6.03(a).

“Regulatory Filings” has the meaning assigned in Section 5.03(v)(2).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, agents, legal, financial, accounting or other advisors or any representatives of such advisors.

“Requisite A.G. Edwards Vote” has the meaning assigned in Section 5.03(e).

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.10(a).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Section 16 Information” means information regarding the A.G. Edwards Insiders, including the number of shares of A.G. Edwards Common Stock held or to be held by a A.G. Edwards Insider expected to be exchanged for Wachovia Common Stock in the Merger, and the number and description of the options to purchase shares of A.G. Edwards Common Stock held by a A.G. Edwards Insider and expected to be converted into options to purchase shares of Wachovia Common Stock in connection with the Merger.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Stock Consideration” has the meaning assigned in Section 3.01(a).

“Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide written Acquisition Proposal which the A.G. Edwards Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and Acquisition Proposal shall only be deemed to refer to a transaction involving A.G. Edwards and not solely its Significant Subsidiaries.

“Surviving Corporation” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 5.03(o).

“Takeover Provisions” has the meaning assigned in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Tax.

“Termination Fee” has the meaning assigned in Section 8.03(a).

“Transacted” has the meaning assigned in Section 5.03(w)(1).

“Wachovia” has the meaning assigned in the Preamble.

“Wachovia Board” means the board of directors of Wachovia.

“Wachovia Common Stock” means the common stock, par value $3.33 per share, of Wachovia.

“Wachovia DRIP” means the Wachovia Dividend Reinvestment and Stock Purchase Plan.

“Wachovia Preferred Stock” means, collectively, the Preferred Stock, no-par value, the Class A Preferred Stock, no-par value, and the Dividend Equalization Preferred shares, no-par value, of Wachovia.

“Wachovia Rights” means rights to purchase shares of Wachovia Stock issued under the Wachovia Rights Agreement.

“Wachovia Rights Agreement” means the Shareholder Protection Rights Agreement, dated as of December 19, 2000, between Wachovia and Wachovia Bank, National Association, as Rights Agent.

“Wachovia SEC Filings” has the meaning assigned in Section 5.04(f)(1).

“Wachovia Stock” means, collectively, the Wachovia Common Stock and the Wachovia Preferred Stock.

“Wachovia Stock Option” means an option to purchase shares of Wachovia Common Stock.

“Wachovia Stock Plans” means the Wachovia 2003 Stock Incentive Plan, the Wachovia 2001 Stock Incentive Plan, the Wachovia Employee Retention Stock Plan, the Wachovia Stock Plan, the Wachovia 1998 Stock Incentive Plan and the Wachovia 1996 Master Stock Compensation Plan.

1.02. Interpretation. (a) In this Agreement, except as context may otherwise require, references:

(1)   to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2)   to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3)   to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

(4)   to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it; and

(5)   to any Governmental Authority include any successor to that Governmental Authority; and

(6)   to the date of this Agreement or the date hereof are to May 30, 2007.

(b)   The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c)   The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(d) The words “herein”, “hereof” or “hereunder”, and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

ARTICLE II THE MERGER

2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, A.G. Edwards will merge with and into Merger Sub at the Effective Time. At the Effective Time, the separate corporate existence of A.G. Edwards will terminate. Merger Sub will be the Surviving Corporation and will continue its corporate existence under the laws of the State of Delaware.

2.02. Closing. The closing of the Merger (the “Closing”) will take place in the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 10:00 a.m. on the third business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.03. Effective Time. Subject to the provisions of this Agreement, in connection with the Closing, A.G. Edwards and Merger Sub will duly execute and deliver a certificate of merger (the “Certificate of Merger”) to the Secretary of State for filing under Section 251 of the GCL. The parties will make all other filings or recordings required under the GCL, and the Merger will become effective when the Certificate of Merger is filed in the office of the Secretary of State, or at such later date or time as Wachovia and A.G. Edwards agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.04. Effects of the Merger. The Merger will have the effects prescribed by the GCL and other applicable law.

2.05. Constituent Documents. (a) The certificate of incorporation of Merger Sub, as in effect immediately before the Effective Time, will be the articles of incorporation of the Surviving Corporation as of the Effective Time.

(b) The by-laws of Merger Sub, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

2.06. A.G. Edwards Board of Directors. The board of directors of the Surviving Corporation shall consist of the members of the Merger Sub board of directors immediately before the Effective Time.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01. Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of A.G. Edwards Stock and subject to Sections 3.05 and 3.10, each share of A.G. Edwards Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive:

(a) 0.9844 (the “Exchange Ratio”) of a fully paid and nonassessable share of Wachovia Common Stock (and the requisite number of Wachovia Rights issued and attached to such share under the Wachovia Rights Agreement) (the “Stock Consideration”); and

(b) $35.80 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

Notwithstanding anything in this Section 3.01 to the contrary, at the Effective Time and by virtue of the Merger, each share of A.G. Edwards Common Stock beneficially owned by Wachovia (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in A.G. Edwards’ treasury will be canceled and no shares of Wachovia Stock and no Wachovia Rights or other consideration will be issued or paid in exchange therefor.

3.02. Cancellation of Shares. At the Effective Time, the shares of A.G. Edwards Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates that represented A.G. Edwards Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of Wachovia Common Stock, cash into which they were converted pursuant to Section 3.01 and cash payable pursuant to Section 3.05, and, as contemplated by the Wachovia Rights Agreement, attached Wachovia Rights.

3.03. Rights as Stockholders; Stock Transfers. At the Effective Time, holders of A.G. Edwards Common Stock will cease to be, and will have no rights as, stockholders of A.G. Edwards, other than rights to (a) receive any then unpaid dividend or other distribution with respect to such A.G. Edwards Common Stock having a record date before the Effective Time and (b) receive the Wachovia Common Stock provided under this Article III and cash payable pursuant to Section 3.05. After the Effective Time, there will be no transfers of shares of A.G. Edwards Common Stock on the stock transfer books of A.G. Edwards or the Surviving Corporation, and shares of A.G. Edwards

Common Stock presented to the Surviving Corporation for any reason will be canceled and exchanged in accordance with this Article III.

3.04. Exchange Procedures. (a) As of the Effective Time, Wachovia will deposit with Wachovia’s transfer agent or with a depository or trust institution of recognized standing selected by Wachovia and reasonably satisfactory to A.G. Edwards (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of A.G. Edwards Common Stock (“Old Certificates”), (1) certificates or, at Wachovia’s option, evidence of shares in book entry form, representing the shares of Wachovia Common Stock (“New Certificates”) issuable to holders of Old Certificates under this Article III, (2) the aggregate Cash Consideration payable to holders of Old Certificates under this Article III and (3) cash payable pursuant to Section 3.05 (the “Exchange Fund”).

(b) Promptly after the Effective Time, Wachovia will send or cause to be sent to each person who was a recordholder of A.G. Edwards Common Stock immediately before the Effective Time transmittal materials for exchanging Old Certificates. Upon surrender of an Old Certificate for cancellation to the Exchange Agent together with the transmittal materials, duly executed, and such other documents as the Exchange Agent may reasonably require (including customary indemnity if any of such certificates are lost, stolen, or destroyed), the holder of such Old Certificate shall be entitled to receive in exchange therefor a certificate representing that number of New Certificates which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article III and a check in respect of the Cash Consideration payable to the holder of such Old Certificates, any dividends or distributions or for fractional shares that the stockholder will be entitled to receive, and the Old Certificates so surrendered shall forthwith be canceled. No interest will be paid on any such cash or other consideration deliverable pursuant to this Article III.

(c) None of Wachovia, A.G. Edwards or the Exchange Agent will be liable to any former holder of A.G. Edwards Common Stock for any shares of Wachovia Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) Each of Wachovia and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of A.G. Edwards Common Stock such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Wachovia, the Surviving Corporation, or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of A.G. Edwards Common Stock in respect of which the deduction and withholding was made by Wachovia, the Surviving Corporation or the Exchange Agent, as the case may be.

3.05. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia will pay to each holder of A.G. Edwards Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Wachovia Common Stock by the average of the last reported sale prices of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the last five NYSE trading days preceding the Closing Date.

3.06. Anti-Dilution Adjustments. If Wachovia changes (or the Wachovia Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Wachovia Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio, the Cash Amount and the Option Exchange Ratio will be adjusted proportionately to account for such change.

3.07. Dissenting Stockholders. (a) Each Dissenting Share shall not be converted into or represent a right to receive Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the GCL. A.G. Edwards shall give Wachovia prompt notice upon receipt by A.G. Edwards of any demand for payment pursuant to Section 262 of the GCL and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Wachovia shall have the right to participate in all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by Wachovia.

(b) If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Section 262 of the GCL at or prior to the Effective Time, such holder’s shares of A.G. Edwards Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

3.08. Effect on Merger Sub Common Stock. Each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

3.09. Effect on Wachovia Stock. Each share of Wachovia Stock outstanding immediately prior to the Effective Time will remain outstanding.

3.10. Stock Options, Restricted Stock and PSUs. (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding option to purchase shares of A.G. Edwards Common Stock under the A.G. Edwards Stock Plans and any other Benefit Arrangement, whether vested or unvested, exercisable or unexercisable (each, a “A.G. Edwards Stock Option”), each A.G. Edwards Stock Option that is outstanding and unexercised immediately prior thereto shall be converted into an option (a “New Option”) to purchase, on the same terms and conditions as were applicable under the terms of the stock option plan under which the A.G. Edwards Stock Option was granted and the applicable award agreement thereunder, such number of shares of Wachovia Common Stock and at such an exercise price per share determined as follows:

(1) Number of Shares. The number of shares of Wachovia Common Stock subject to a New Option shall be equal to the product of (A) the number of shares of A.G. Edwards Common Stock purchasable upon exercise of the A.G. Edwards Stock Option as of immediately prior to the Effective Time and (B) the Option Exchange Ratio, the product being rounded down to the nearest whole share; and

(2) Exercise Price. The exercise price per share of Wachovia Common Stock purchasable upon exercise of a New Option shall be equal to (A) the exercise price per share of A.G. Edwards Common Stock under the A.G. Edwards Stock Option as of immediately prior to the Effective Time divided by (B) the Option Exchange Ratio, the quotient being rounded up to the nearest cent.

For the avoidance of doubt, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any restricted shares of A.G. Edwards Common Stock under the A.G. Edwards Stock Plans (including phantom stock credits representing the right to receive shares of A.G. Edwards restricted stock pursuant to the A.G. Edwards Stock Plans, such phantom stock credits, the “PSUs”, and such restricted shares, the “A.G. Edwards Restricted Stock”), (1) each award of shares of A.G. Edwards Restricted Stock shall be converted into an award of a number of restricted shares of Wachovia Common Stock, equal to the product of (x) the number of shares of A.G. Edwards Restricted Stock subject to the award as of immediately prior to the Effective Time and (y) the Option Exchange Ratio, and (2) each award of PSUs shall be converted into an award of a number of phantom stock credits representing the right to receive shares of Wachovia Common Stock equal to the product of (x) the number of PSUs as of immediately prior to the Effective Time and (y) the Option Exchange Ratio.

(c) Before the Effective Time, Wachovia shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Wachovia Common Stock to provide for the satisfaction of its obligations with respect to the New Options and PSUs and, to the extent not reserved for issuance pursuant to Section 3.01, assumed A.G. Edwards Restricted Stock. In no event later than the Effective Time, Wachovia shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Wachovia Common Stock issuable upon exercise of the New Options, settlement of PSUs and, to the extent shares in respect thereof were not issued pursuant to Section 3.01 and such form is applicable to and required in respect thereof, the vesting of the assumed A.G. Edwards Restricted Stock and shall maintain the effectiveness of such registration statement for so long as such New Options, assumed PSUs and shares of assumed A.G. Edwards Restricted Stock covered thereby remain outstanding.

3.11. A.G. Edwards ESPP; A.G. Edwards DRIP. (a) A.G. Edwards shall take such action as is necessary to provide that as of no later than three business days prior to the Closing Date no further shares of A.G. Edwards Common Stock will be purchased under the A.G. Edwards DRIP; provided, that such cessation of further purchases following the Closing Date shall be conditioned upon the consummation of the Merger.

(b) A.G. Edwards shall take such action as is necessary to (1) terminate the offering period as in effect as of immediately prior to the Effective Time under the A.G. Edwards ESPP as of no later than seven business days prior to the Effective Time; (2) cause any funds withheld for the benefit of the participants in the A.G. Edwards ESPP in respect of such period to be applied to the purchase of A.G. Edwards Common Stock in accordance with the terms of the ESPP as modified hereby; and (3) terminate the A.G. Edwards ESPP immediately upon the Effective Time.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.01. Forbearances of A.G. Edwards. A.G. Edwards agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Wachovia (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact its business organizations and assets and to maintain its rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(b) Operations. Enter into any new material line of business; except as required by applicable law, regulation or policies imposed by any Governmental Authority, change its material brokerage, investment, underwriting, risk, asset liability management or other material operating policies or practices; make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, servicing center or other facility; or make any material changes to its products or services.

c) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, or (2) issue, sell or otherwise permit to become outstanding any securities convertible into or exercisable for its common stock.

(d) Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (B) regular quarterly dividends on its common stock with record and payment dates consistent with past practice, provided that any such dividend shall be at a rate equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof) or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or (3) issue any securities in lieu of or substitution for its stock.

(e) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for asset dispositions in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(f) Acquisitions and Investments. (1) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any material portion of any business entity, whether by purchase of assets, stock, deposits, properties or otherwise or (2) except in the ordinary course of business consistent with past practice, make any other investment, whether by purchase of stock or securities, contribution to capital, property transfer or purchase or otherwise.

(g) Constituent Documents. Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Significant Subsidiaries, or enter into a plan of consolidation, merger, share exchange or reorganization with any person, or a letter of intent or agreement in principle with respect thereto.

(h) Indebtedness. Incur, create, assume or guarantee any long-term indebtedness for borrowed money (or modify the material terms of any such outstanding long-term indebtedness), other than (1) indebtedness of any Subsidiary of A.G. Edwards to A.G. Edwards or another Subsidiary of A.G. Edwards or (2) indebtedness incurred in the ordinary course of business consistent with past practice.

(i) Accounting Methods. Implement or adopt any change in its financial or regulatory accounting principles, practices or methods or change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Arrangement, other than (with prior notice to Wachovia) as may be required by GAAP or applicable regulatory accounting requirements.

(j) Adverse Actions. Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except (with prior notice to Wachovia) as may be required by applicable law or regulation.

(k) Compensation and Benefits. Enter into, amend, modify (including by way of interpretation) or renew any employment, officer, consulting, severance or similar contract, agreement or arrangement with any director or Employee or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law (including Section 409A of the Code), (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) for merit-based or annual salary increases in the ordinary course of business and consistent with past practice, but not to exceed in the aggregate 4% of the aggregate annual salaries of the employees of A.G. Edwards and its Subsidiaries, taken as a whole, or (4) for employment arrangements (excluding stock-based compensation arrangements) for newly hired Employees (excluding executives and other key employees) in the ordinary and usual course of business consistent with past practice.

(l) Termination of Employees. Terminate the employment of any Employee, except (1) to the extent required by applicable law or in response to violations of laws or employment or compliance policies or (2) for any Employee (excluding any executive or other key employee) in the ordinary course of business consistent with past practice wherein such termination is a result of the elimination of the Employee’s actual position, in which case A.G. Edwards shall adhere to the formula for determining severance benefits set forth in the A.G. Edwards Employee Handbook as Previously Disclosed.

(m) Benefit Plans. Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of A.G. Edwards Stock Options, A.G. Edwards Restricted Stock, PSUs or other compensation or benefits payable under any Benefit Arrangement, fund or in any other way secure the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as may be required by applicable law (including Section 409A of the Code), (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (3) amendments that do not increase benefits or result in increased administrative costs.

(n) Taxes. Make or change any material Tax elections, change or consent to any material change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), settle or compromise any material Tax liability, claim or assessment, file any material amended Tax Return or enter into any intercompany transactions within the meaning of Treas. Reg. Sec. 1.1502 -13 that would result in gains in excess of $10 million, in the aggregate.

(o) Capital Expenditures. Make capital expenditures in excess of $5,000,000 in the aggregate.

(p) Settlements. Settle any claim, action or proceeding involving money damages in excess of $400,000 individually or $5,000,000 in the aggregate for all settlements during the period from the date hereof through the Effective Time or involving any admission of wrongdoing, injunctive or other nonmonetary relief or restriction or, except in the ordinary course of business consistent with past practice, waive or release any material rights or claims.

(q) Investment Portfolio. Materially restructure its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported, or materially alter the credit or risk concentrations associated with its businesses.

(r) Material Contracts. Enter into, amend, terminate or fail to renew any agreement that is or would be a Material Agreement.

(s) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02. Forbearances of Wachovia. Wachovia agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of A.G. Edwards (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Constituent Documents. Amend its Constituent Documents in a manner that would materially and adversely affect the rights and privileges of holders of Wachovia Common Stock or prevent or materially impede or materially delay consummation of the transactions contemplated hereby.

(b) Adverse Actions. Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except (with prior notice to A.G. Edwards) as may be required by applicable law or regulation.

(c) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.03. Coordination of Dividends. Until the Effective Time, A.G. Edwards will coordinate with Wachovia regarding the declaration of any dividends or other distributions with respect to A.G. Edwards Common Stock and the related record dates and payment dates, it being intended that A.G. Edwards stockholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of A.G. Edwards Common Stock (including the shares of Wachovia Common Stock received in exchange therefor in the Merger).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01. Disclosure Schedules. Before entry into this Agreement, Wachovia delivered to A.G. Edwards a schedule and A.G. Edwards delivered to Wachovia a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which, subject to Section 5.02, is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or Section 5.04, as applicable, or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.02. Standard. For all purposes of this Agreement, no representation or warranty of A.G. Edwards or Wachovia contained in Section 5.03 or 5.04 (other than the representations and warranties contained in Section 5.03(b) and 5.04(b), which shall be true in all material respects, and Section 5.03(g)(5)(B) and 5.04(f)(5)(B), which shall be true and correct in all respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, or to have failed to comply with any obligation or requirement to set forth information in a disclosure schedule, as a consequence of the existence of any fact, event or circumstance, unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, as applicable, has had or is reasonably likely to have a Material Adverse Effect with respect to A.G. Edwards or Wachovia, as the case may be.

5.03. Representations and Warranties of A.G. Edwards. Except as (x) Previously Disclosed or (y) as set forth in A.G. Edwards’ Annual Report on Form 10-K for the fiscal year ended February 28, 2007, and any exhibits thereto, or any other A.G. Edwards SEC Filing, and any exhibits thereto, filed or furnished with the SEC on or after February 28, 2007 and prior to the date of this Agreement (other than in the “Risk Factors” or “Forward-Looking Statements” sections thereof or other cautionary language therein), A.G. Edwards hereby represents and warrants to Wachovia as follows:

(a) Organization, Standing and Authority. A.G. Edwards is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. A.G. Edwards is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) A.G. Edwards Stock. The authorized capital stock of A.G. Edwards consists of 550,000,000 shares of A.G. Edwards Common Stock and 4,000,000 shares of A.G. Edwards Preferred Stock. As of the date of this Agreement, no more than 76,000,000 shares of A.G. Edwards Common Stock and no shares of A.G. Edwards Preferred Stock were outstanding. As of the date of this Agreement, no more than 7,600,000 shares of A.G. Edwards Common Stock were reserved for issuance under the A.G. Edwards Stock Plans (of which no more than 2,800,000 shares were reserved for issuance in respect of awards outstanding as of such date). The outstanding shares of A.G. Edwards Common

Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above and except for A.G. Edwards Stock or Rights issued or granted after the date hereof in compliance with Section 4.01, there are no shares of A.G. Edwards Stock outstanding or reserved for issuance, A.G. Edwards does not have any Rights outstanding with respect to A.G. Edwards Stock, and A.G. Edwards does not have any commitment to authorize, issue or sell any A.G. Edwards Stock or Rights. A.G. Edwards has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of A.G. Edwards Stock. No shares of A.G. Edwards Common Stock are owned by any Subsidiary of A.G. Edwards. No bonds, debentures, notes or other indebtedness having the right to vote, or being convertible into or exercisable or exchangeable for any securities having the right to vote, on any matters on which stockholders of A.G. Edwards may vote are issued or outstanding.

(c) Significant Subsidiaries. (1) (A) A.G. Edwards owns, directly or indirectly, all the outstanding equity securities of each of its Significant Subsidiaries free and clear of any Liens, (B) no equity securities of any of A.G. Edwards’ Significant Subsidiaries are or may become required to be issued (other than to A.G. Edwards or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Significant Subsidiaries (other than to A.G. Edwards or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to A.G. Edwards’ rights to vote or to dispose of such securities, (E) all the equity securities of each Significant Subsidiary held by A.G. Edwards or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and (F) each Significant Subsidiary that is a bank or savings association is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2) Each of A.G. Edwards’ Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(d) Power. A.G. Edwards and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and A.G. Edwards has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority. A.G. Edwards has duly authorized, executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver this Agreement. Subject only to receipt of the affirmative vote of the holders of a majority of the outstanding shares of A.G. Edwards Common Stock to adopt this Agreement (the “Requisite A.G. Edwards Vote”), this Agreement and the transactions contemplated hereby have been authorized by all corporate and stockholder action necessary on A.G. Edwards’ part. This Agreement is A.G. Edwards’ valid and legally binding obligation, enforceable against it in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by A.G. Edwards or any of its Subsidiaries in connection with the execution, delivery or performance by A.G. Edwards of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by, foreign, federal and state banking authorities, including applications and notices under the BHC Act and HOLA, (B) filing of notices, and expiration of the related waiting periods, under the HSR Act or applicable foreign antitrust laws, (C) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, NYSE, foreign and state securities authorities, the National Association of Securities Dealers, Inc. (“NASD”), the Commodities and Futures Trading Commission (“CFTC”), applicable securities, commodities and futures exchanges, state insurance authorities, the Financial Services Authority (“FSA”) and other industry self-regulatory organizations, (D) filing of the Registration Statement and Proxy Statement with the SEC, and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (E) receipt of the Requisite A.G. Edwards Vote, and (F) filing of the Certificate of Merger.

(2) Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of A.G. Edwards or of any of its Subsidiaries or to which A.G. Edwards or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constituent

Documents of A.G. Edwards or any of its Subsidiaries or (C) require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3) As of the date of this Agreement, A.G. Edwards is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

(g) Financial Reports and SEC Filings; Material Adverse Effect. (1) A.G. Edwards has timely filed its Annual Reports on Form 10-K for the fiscal years ended February 28, 2005, 2006 and 2007 and all other reports, registration statements, definitive proxy statements or information statements filed by A.G. Edwards or any of its Subsidiaries subsequent to February 29, 2004 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively, the “A.G. Edwards SEC Filings”). The A.G. Edwards SEC Filings as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such A.G. Edwards SEC Filing (including the related notes and schedules) fairly presented in all material respects A.G. Edwards’ financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such A.G. Edwards SEC Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of A.G. Edwards and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements. As of the date hereof, A.G. Edwards has not been advised by the SEC that there are any outstanding or unresolved comments in comment letters received from the SEC staff with respect to the A.G. Edwards SEC Filings. As of the date hereof, A.G. Edwards has not been advised by the SEC that any of the A.G. Edwards SEC Filings is the subject of ongoing SEC review.

(2) As and to the extent described in the A.G. Edwards SEC Filings filed with the SEC prior to the date hereof, A.G. Edwards and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. A.G. Edwards (A) has designed disclosure controls and procedures to ensure that material information relating to A.G. Edwards, including its consolidated Subsidiaries, is made known to A.G. Edwards’ management by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the A.G. Edwards Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect its ability to record, process, summarize and report financial data and has identified for its auditors any weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(3) Since February 28, 2006 through the date hereof, (A) neither A.G. Edwards nor any of its Subsidiaries nor, to the knowledge of A.G. Edwards, any director, officer, employee, auditor, accountant or representative of A.G. Edwards or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of A.G. Edwards or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that A.G. Edwards or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing A.G. Edwards or any of its Subsidiaries, whether or not employed by A.G. Edwards or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by A.G. Edwards or any of its Subsidiaries or their respective officers, directors, employees or agents to the A.G. Edwards Board or any committee thereof or to any director or officer of A.G. Edwards.

(4) Since February 28, 2007, A.G. Edwards and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(5) Since February 28, 2007, (A) A.G. Edwards and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had or is reasonably likely to have a Material Adverse Effect with respect to A.G. Edwards.

(h) Litigation. There is no suit, action, investigation or proceeding pending or, to A.G. Edwards’ knowledge, threatened against or affecting A.G. Edwards or any of its Subsidiaries (and A.G. Edwards is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against A.G. Edwards or any of its Subsidiaries.

(i) Regulatory Matters. Neither A.G. Edwards nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of A.G. Edwards or any of its Subsidiaries. A.G. Edwards is a savings and loan holding company duly registered under HOLA and the activities conducted by A.G. Edwards and its Subsidiaries are permissible for a savings and loan holding company under Section 10(c)(2) of HOLA.

(j) Compliance with Laws. A.G. Edwards and each of its Subsidiaries:

 (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

(2) has all permits, licenses, authorizations, orders and approvals of all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3) has received, since February 29, 2004, no written notification from any Governmental Authority (A) asserting that A.G. Edwards or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization;

(4) is in compliance with all applicable listing standards of the NYSE; and

(5) has no reason to believe that any facts or circumstances exist that would cause A.G. Edwards or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder.

(k) Material Contracts; Defaults. (1) Except for those agreements and other documents filed as exhibits to A.G. Edwards’ Annual Report on Form 10-K for the fiscal year ended February 28, 2007 or any other A.G. Edwards SEC Filing filed or furnished with the SEC on or after February 28, 2007 and prior to the date of this Agreement, neither A.G. Edwards nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (B) that by its terms (x) restricts the conduct of any line of business by A.G. Edwards or any of its Subsidiaries or A.G. Edwards’ or their ability to compete in any line of business, (y) binds A.G. Edwards or any of its Subsidiaries to any exclusive business arrangements, or (z) requires the referral to a third party of any business or business opportunity or require A.G. Edwards or any of its Subsidiaries to make available business opportunities or products or services on a priority, equal or exclusive basis (including any “preferred provider” type contracts or other agreements for products and services offered by A.G. Edwards and its Subsidiaries to their customers), (C) that relates to the acquisition by A.G. Edwards or any of its Subsidiaries of any operating business or entity or any interest therein (other than acquisitions of securities for the account of or for sale to customers in the ordinary course of business) since February 29, 2004, (D) that governs joint ventures between A.G. Edwards or any of its Subsidiaries and a third party, (E) that relates to (1) the incurrence of long-term indebtedness or (2) the borrowing of money by A.G. Edwards or any of its Subsidiaries, or the guarantee by A.G. Edwards or any of its Subsidiaries of any such obligation, in each case in this clause (2) in excess of $10,000,000, (F) with respect to employment of an officer, director or consultant, or (G) the termination of which would require the payment of termination, penalty or any other payments of $1,000,000 or more in the aggregate for any such agreement (the foregoing contracts, whether or not Previously Disclosed or disclosed in the A.G. Edwards SEC Filings, “Material Agreements”).

(2) Neither A.G. Edwards nor any of its Subsidiaries is in default under any Material Agreement and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(3) All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for A.G. Edwards’ own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in accordance with prudent business practices and all applicable laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable against A.G. Edwards or its Subsidiaries and, to A.G. Edwards’ knowledge, the applicable counterparties thereto, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither A.G. Edwards nor any of its Subsidiaries, nor to A.G. Edwards’ knowledge, any other party thereto, is in default of any of its obligations under any such agreement or arrangement. A.G. Edwards’ financial statements contained in the A.G. Edwards SEC Filings disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP (including but not limited to Financial Accounting Statement 133) as of the respective dates set forth therein.

(l) Employee Benefit Plans. (1) All of A.G. Edwards’ Benefit Arrangements are Previously Disclosed other than those Benefit Arrangements that are de minimis. True and complete copies of all Benefit Arrangements, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to the other party to the extent requested.

(2) All of A.G. Edwards’ severance plans, practices or arrangements are Previously Disclosed other than those that are de minimis.

(3) All of A.G. Edwards’ Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in compliance with ERISA, the Code and other applicable laws. Each of A.G. Edwards’ Benefit Arrangements which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic

Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and A.G. Edwards is not aware of any circumstances reasonably likely to result in the loss of qualification of any such Pension Plan under Section 401(a) of the Code. Each Benefit Arrangement which is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and A.G. Edwards is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to A.G. Edwards’ knowledge, threatened litigation (other than routine claims for benefits in the ordinary course of business) relating to A.G. Edwards’ Benefit Arrangements. Neither A.G. Edwards nor any of its Subsidiaries has engaged in a transaction with respect to any of A.G. Edwards’ Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject A.G. Edwards or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither A.G. Edwards nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(4) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by A.G. Edwards or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with A.G. Edwards under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of A.G. Edwards, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of A.G. Edwards’ Pension Plans or by any of A.G. Edwards’ ERISA Affiliates within the 12-month period ending on the date hereof. No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code.

(5) All contributions required to be made under the terms of any of A.G. Edwards’ Benefit Arrangements have been timely made or have been reflected on A.G. Edwards’ consolidated financial statements included in the A.G. Edwards SEC Filings. None of A.G. Edwards’ Pension Plans or any single-employer plan of any of A.G. Edwards’ ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of A.G. Edwards’ ERISA Affiliates has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of any of A.G. Edwards’ ERISA Affiliates has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. A.G. Edwards is not reasonably anticipating that required minimum contributions to any Pension Plan under Section 412 of the Code will be increased by application of Section 412(l) of the Code. Neither A.G. Edwards nor any of its Subsidiaries has provided, or is required to provide, security to any of A.G. Edwards’ Pension Plans or to any single-employer plan of any of A.G. Edwards’ ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(6) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(7) Neither A.G. Edwards nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement, other than to provide participants therein access to such benefits, and all costs payable in order for such participants to receive such benefits is borne by such participants and not by A.G. Edwards or any such Subsidiary. Either A.G. Edwards or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(8) There has been no amendment to, announcement by A.G. Edwards or any of its Subsidiaries relating to, or change in Employee participation or coverage under, any Benefit Arrangement which would increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year.

Neither A.G. Edwards’ execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, the termination of the employment of any Employees within a specified time of the Effective Time nor stockholder approval of the transactions covered by this Agreement, will (A) limit A.G. Edwards’ right, in its sole discretion, to administer or amend in any respect or terminate any of A.G. Edwards’ Benefit Arrangements or any related trust, (B) entitle any Employees to severance pay or any increase in severance pay, or (C) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of A.G. Edwards’ Benefit Arrangements. Without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of A.G. Edwards’ employees within a specified time of the Effective Time) neither A.G. Edwards nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(9) No additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in a nonqualified deferred compensation plan (within the meaning of Section 409(A)(d)(1) of the Code) of A.G. Edwards or any of its Subsidiaries.

(m) Taxes. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to A.G. Edwards and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes of A.G. Edwards and its Subsidiaries that are due and payable or claimed to be due from A.G. Edwards or any of its Subsidiaries by any taxing authority (whether or not shown to be due on the Tax Returns referred to in clause (1)) have been paid in full, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP, (3) all Taxes that A.G. Edwards or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested in writing with respect to any of A.G. Edwards’ U.S. federal income taxes or those of its Subsidiaries. A.G. Edwards has made provision in accordance with GAAP, in the financial statements included in the A.G. Edwards SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by the A.G. Edwards SEC Filings filed before the date hereof. As of the date hereof, neither A.G. Edwards nor any of its

Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of A.G. Edwards’ assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither A.G. Edwards nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither A.G. Edwards nor any of its Subsidiaries has any gains from any intercompany transactions within the meaning of Treas. Reg. Sec. 1.1502 -13, other than gains that have been recognized in accordance with such regulation prior to the date hereof. A.G. Edwards and its Subsidiaries have obtained all required documentation from customers for information reporting purposes.

(n) Books and Records. A.G. Edwards’ books and records and those of its Subsidiaries have been fully, properly and accurately maintained in accordance with GAAP and other applicable legal and other requirements, and there are no inaccuracies or discrepancies of any kind contained or reflected therein.

(o) Takeover Laws and Provisions. A.G. Edwards has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”), including Section 203 of the GCL. A.G. Edwards has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of A.G. Edwards’ Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(p) Financial Advisors. None of A.G. Edwards, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, A.G. Edwards has retained Goldman, Sachs & Co. as its financial advisor, the arrangements with which have been disclosed to Wachovia prior to the date hereof. As of the date of this Agreement, A.G. Edwards has received an opinion of Goldman, Sachs & Co., issued to the A.G. Edwards Board, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to holders of A.G. Edwards Common Stock.

(q) Sarbanes-Oxley Act. A.G. Edwards is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate. As of the date hereof, there is no reason to believe that A.G. Edwards’ outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted by Section 404 of the Sarbanes-Oxley Act, without qualification, when due.

(r) Labor Matters. Neither A.G. Edwards nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is A.G. Edwards or any of its Subsidiaries the subject of a proceeding asserting that A.G. Edwards or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel A.G. Edwards or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving A.G. Edwards or any of its Subsidiaries, pending or, to the best of A.G. Edwards’ knowledge, threatened, nor A.G. Edwards is aware, as of the date of this Agreement, of any activity involving A.G. Edwards or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(s) Environmental Matters. There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, by any Governmental Authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any Governmental Authority or any arbitral body, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, A.G. Edwards or any of its Subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

(t) Properties; Securities. Except as specifically reserved against or otherwise disclosed in the A.G. Edwards SEC Filings filed prior to the date hereof (including the related notes and schedules thereto) and except for those properties and assets that have been sold or otherwise disposed of in the ordinary course of business, A.G. Edwards and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, tangible and intangible, reflected in the A.G. Edwards SEC Filings filed prior to the date hereof as being owned by A.G. Edwards or its Subsidiaries as of the dates thereof. A.G. Edwards and its Subsidiaries do not have a fee interest in any real property not used in the ordinary course of their business. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of A.G. Edwards or its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms. Each of A.G. Edwards and its Subsidiaries has good and marketable title to all securities held by A.G. Edwards (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of each of A.G. Edwards or any of its Subsidiaries. All such securities are valued on A.G. Edwards’ or its Subsidiaries’ books in accordance with GAAP.

(u) Intellectual Property. A.G. Edwards and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use (in each case, free and clear of all Liens), all Intellectual Property. Neither A.G. Edwards nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any Intellectual Property which it claims to own. Neither A.G. Edwards nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the Intellectual Property of any other person or entity. No person is challenging, or, to the knowledge of A.G. Edwards, infringing on or otherwise violating any right of A.G. Edwards or any of its Subsidiaries with respect to any Intellectual Property owned by A.G. Edwards or its Subsidiaries. Neither A.G. Edwards nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by A.G. Edwards and its Subsidiaries, and no Intellectual Property owned by A.G. Edwards or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(v) Broker-Dealer and Other Regulated Subsidiaries. (1) Each of A.G. Edwards and its Subsidiaries and, to the knowledge of A.G. Edwards, each of their respective officers and employees who are required to be registered, licensed or qualified as (A) a broker-dealer or (B) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent or salesperson with the SEC or any securities or insurance commission or other Governmental Authority are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law. Each of A.G. Edwards and its Subsidiaries and, to the knowledge of A.G. Edwards, each of their respective officers and employees are in compliance with all applicable federal, state and foreign laws requiring any such registration, licensing or qualification, and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified.

(2) A.G. Edwards and each of its Subsidiaries has timely filed all registrations, declarations, reports, notices, forms and other filings (other than the A.G. Edwards SEC Filings) required to be filed with the SEC, NASD, NYSE, CFTC, any clearing agency or any other Governmental Authority, and all amendments or supplements to any of the foregoing (the “Regulatory Filings”). The Regulatory Filings are in full force and effect and were prepared in accordance with applicable law, and all fees and assessments due and payable in connection therewith have been paid in a timely manner. There is no material unresolved criticism, violation or exception by any Governmental Authority with respect to any of the Regulatory Filings.

(3) The information contained in the currently effective Forms ADV and BD, as filed with the SEC by each applicable Subsidiary, all state and other federal registration forms, all reports and all material correspondence filed by each applicable Subsidiary with any Governmental Authority under the Exchange Act, the Investment Company Act, the Advisers Act and under similar state statutes within the three years prior to the date of this Agreement was (or will be, in the case of any forms and reports filed after the date hereof) complete and accurate in all material respects as of the time of filing thereof.

(4) Except as disclosed on Forms ADV or BD filed prior to the date of this Agreement, none of A.G. Edwards, any of its Subsidiaries nor, to the knowledge of A.G. Edwards, any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act) has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable laws which would be required to be disclosed on Forms ADV or BD. No material disciplinary proceeding or order is pending or, to A.G. Edwards’ knowledge, threatened. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of A.G. Edwards’ Subsidiaries nor, to the knowledge of A.G. Edwards, any of its directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of A.G. Edwards’ Subsidiaries nor, to the knowledge of A.G. Edwards, any of its directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Advisers Act or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

(5) A.G. Edwards and each of its Subsidiaries has at all times since February 29, 2004 or its date of formation, whichever is later, rendered investment advisory services to investment advisory clients with whom such entity is or was a party to an investment advisory agreement or similar arrangement in compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable law. There are no disputes pending or, to A.G. Edwards’ knowledge, threatened with any current or former investment advisory clients under the terms of any investment advisory agreement or similar arrangement. Neither A.G. Edwards nor any of its Subsidiaries is, or is required to register as, an “investment company” within the meaning of the Investment Company Act.

(6) The accounts of each investment advisory client of A.G. Edwards or any of its Subsidiaries subject to ERISA have been managed by A.G. Edwards or its applicable Subsidiary in compliance with the applicable requirements of ERISA.

(7) Each of A.G. Edwards and its Subsidiaries, and, to the knowledge of A.G. Edwards, its insurance agents, solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued insurance, reinsurance, annuity and other investment products and securities in compliance with all applicable laws governing sales processes and practices.

(w) Insurance Matters. (1) (A) A.G. Edwards and each of its Subsidiaries, and to the knowledge of A.G. Edwards, each officer, employee, independent contractor or other person employed, supervised or controlled by A.G. Edwards or any of its Subsidiaries, or whom A.G. Edwards or any of its Subsidiaries has a responsibility to supervise or control under law or contract (each, a “Producer”), who since February 29, 2004 has marketed, sold, negotiated, serviced, administered, managed, provided advice with respect to or otherwise transacted (“Transacted”) business for A.G. Edwards and its Subsidiaries, at the time such Producer Transacted any such business, was duly and appropriately licensed for the type of business Transacted, in each case, in the particular jurisdiction in which such business was Transacted; (B) there have been no violations by A.G. Edwards, or, to the knowledge of A.G. Edwards, by any Producer of any law in connection with the marketing or sale of products, including with respect to churning, twisting, suitability, conservation, surrender, investment or allocation of funds, market timing, late trading, replacement, fictitious bids or quotes; (C) A.G. Edwards has not breached, and to the knowledge of A.G. Edwards there have been no instances of Producers having breached, the terms of any applicable agency or broker contracts; and (D) all compensation paid to A.G. Edwards and each such Producer was paid in accordance with law. A.G. Edwards and its Subsidiaries are in compliance with the law of the states in which they operate relating to trust accounts and the separation and accounting of premium trust funds and an amount equal to the funds or other property received by A.G. Edwards or any of its Subsidiaries from or on behalf of each customer has been applied or used for the purpose for which such amount of funds or property were given to A.G. Edwards or any of its Subsidiaries.

(2) The aggregate reserves of Beaumont Insurance Company as recorded on its financial statements have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). All such reserves are fairly stated in all material respects in accordance with sound actuarial principles and meet the requirements of all applicable insurance laws.

5.04. Representations and Warranties of Wachovia. Except as (x) Previously Disclosed or (y) set forth in Wachovia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and any exhibits thereto, or any other Wachovia SEC Filing, and any exhibits thereto, filed or furnished with the SEC on or after December 31, 2006 and prior to the date of this Agreement (other than in the “Risk Factors” or “Forward-Looking Statements” sections thereof or other cautionary language therein), Wachovia hereby represents and warrants to A.G. Edwards as follows:

(a) Organization, Standing and Authority. Wachovia is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Wachovia is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. Each of Wachovia’s Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(b) Wachovia Stock. The authorized capital stock of Wachovia consists of 3,000,000,000 shares of Wachovia Common Stock and 550,000,000 shares of Wachovia Preferred Stock. As of the date of this Agreement, no more than 1,915,000,000 shares of Wachovia Common Stock and 96,000,000 shares of Wachovia Dividend Equalization Preferred shares were outstanding. As of April 30, 2007, no more than 135,000,000 shares of Wachovia Common Stock were subject to Wachovia Stock Options granted under the Wachovia Stock Plans. As of March 31, 2007, there were no more than 105,000,000 shares of Wachovia Common Stock reserved for issuance under the Wachovia Stock Plans. The outstanding shares of Wachovia Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). The shares of Wachovia Common Stock (together with the Wachovia Rights) to be issued in the Merger have been duly authorized and, if and when issued in the Merger, will be fully paid and nonassessable. Except as set forth above, as of the date of this Agreement, there are no shares of Wachovia Stock reserved for issuance, Wachovia does not have any Rights issued or outstanding with respect to Wachovia Stock, and Wachovia does not have any commitment to authorize, issue or sell any Wachovia Stock or Rights, except pursuant to this Agreement, outstanding Wachovia Stock Options, the Wachovia Stock Plans, the Wachovia Rights Agreement and the Wachovia DRIP. As of the date of this Agreement, Wachovia has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Wachovia Stock.

(c) Power. Wachovia and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Wachovia has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(d) Authority. Wachovia has duly authorized, executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver this Agreement. This Agreement and the transactions contemplated hereby have been authorized by all corporate action necessary on Wachovia’s part. No shareholder action or approval is required on Wachovia’s part to authorize this Agreement and the transactions contemplated hereby. This Agreement is Wachovia’s valid and legally binding obligation, enforceable against it in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Wachovia or any of its Subsidiaries in connection with the execution, delivery or performance by Wachovia of this

Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by foreign, federal and state banking authorities, including applications and notices under the BHC Act and HOLA, (B) filing of notices, and expiration of the related waiting periods, under the HSR Act or applicable foreign antitrust laws, (C) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, NYSE, foreign and state securities authorities, the NASD, the CFTC, applicable securities, commodities and futures exchanges, state insurance authorities, the FSA and other industry self-regulatory organizations, (D) filing of the Registration Statement and Proxy Statement with the SEC, and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (E) the filing of the Certificate of Merger and (F) such filings with applicable securities exchanges to obtain the authorization for listing contemplated by this Agreement.

(2) Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Wachovia or of any of its Subsidiaries or to which Wachovia or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constituent Documents of Wachovia or any of its Subsidiaries or (C) require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3) As of the date of this Agreement, Wachovia is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

(f) Financial Reports and SEC Filings; Material Adverse Effect. (1) Wachovia has timely filed its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006, and all other reports, registration statements, definitive proxy statements or information statements filed by Wachovia subsequent to December 31, 2003 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively, the “Wachovia SEC Filings”). The Wachovia SEC Filings, as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Wachovia SEC Filing (including the related notes and schedules) fairly presented in all material respects Wachovia’s financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Wachovia SEC Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Wachovia and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements. As of the date hereof, Wachovia has not been advised by the SEC that there are any outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Wachovia SEC Filings. As of the date hereof, Wachovia has not been advised by the SEC that any of the Wachovia SEC Filings is the subject of ongoing SEC review.

(2) As and to the extent described in the Wachovia SEC Filings filed with the SEC prior to the date hereof, Wachovia and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Wachovia (A) has designed disclosure controls and procedures to ensure that material information relating to Wachovia, including its consolidated Subsidiaries, is made known to Wachovia’s management by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Wachovia Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect its ability to record, process, summarize and report financial data and has identified for its auditors any weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(3) Since December 31, 2005 through the date hereof, (A) neither Wachovia nor any of its Subsidiaries nor, to the knowledge of Wachovia, any director, officer, employee, auditor, accountant or representative of Wachovia or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Wachovia or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Wachovia or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Wachovia or any of its Subsidiaries, whether or not employed by Wachovia or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Wachovia or any of its Subsidiaries or their respective officers, directors, employees or agents to the Wachovia Board or any committee thereof or to any director or officer of Wachovia.

(4) Since December 31, 2006, Wachovia and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(5) Since December 31, 2006, (A) Wachovia and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Wachovia.

(g) Litigation. There is no suit, action, investigation or proceeding pending or, to Wachovia’s knowledge, threatened against or affecting Wachovia or any of its Subsidiaries (and Wachovia is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against Wachovia or any of its Subsidiaries.

(h) Regulatory Matters. Neither Wachovia nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Wachovia or any of its Subsidiaries. Wachovia is a “financial holding company”, as defined in Section 2(p) of the BHC Act and meeting the requirements set forth therein, and is not subject to an agreement under Section 4(m) of such Act.

(i) Compliance with Laws. Wachovia and each of its Subsidiaries:

(1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

(2) has all permits, licenses, authorizations, orders and approvals of all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3) has received, since December 31, 2003, no written notification from any Governmental Authority (A) asserting that Wachovia or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization;

(4) is in compliance with all applicable listing standards of the NYSE; and

(5) has no reason to believe that any facts or circumstances exist that would cause Wachovia or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder.

(j) Sarbanes-Oxley Act. Wachovia is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate. As of the date hereof, there is no reason to believe that Wachovia’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted by Section 404 of the Sarbanes-Oxley Act, without qualification, when due.

(k) Takeover Laws and Provisions. Wachovia has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws, including Articles 9 and 9A of the BCA. Wachovia has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Takeover Provisions.

(l) Financial Advisors. None of Wachovia, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, Wachovia has retained Credit Suisse Securities (USA) LLC as its financial advisor.

(m) Taxes. All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Wachovia and its Subsidiaries have been duly, timely and accurately filed and (2) all Taxes of Wachovia and its Subsidiaries that are due and payable or claimed to be due from Wachovia or any of its Subsidiaries by any taxing authority (whether or not shown to be due on the Tax Returns referred to in clause (1)) have been paid in full, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP. Wachovia has made provision in accordance with GAAP, in the financial statements included in the Wachovia SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by the Wachovia SEC Filings filed before the date hereof. As of the date hereof, neither Wachovia nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(n) Organization, Standing; Authority and Capital Stock of Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are outstanding and held of record by Wachovia. Merger Sub has conducted no business other than activities incidental to its organization and the consummation of the transactions contemplated by this Agreement. Merger Sub has duly authorized, executed and delivered this Agreement, and this Agreement and the transactions contemplated hereby have been authorized by all corporate action necessary on Merger Sub’s part. This Agreement is Merger Sub’s valid and legally binding obligation, enforceable against it in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(o) Aggregate Cash Consideration. Wachovia has, or will have as of the Effective Time, available to it sufficient funds to pay the aggregate Cash Consideration.

ARTICLE VI COVENANTS

6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Wachovia and A.G. Edwards will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

6.02. A.G. Edwards Stockholder Approval. (a) The A.G. Edwards Board approved this Agreement and adopted resolutions recommending as of the date hereof to A.G. Edwards’ stockholders adoption of this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

(b) The A.G. Edwards Board will submit to its stockholders all matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, A.G. Edwards will take, in accordance with applicable law and its Constituent Documents, all action necessary to convene a meeting of its stockholders (including any adjournment or postponement, “A.G. Edwards Meeting”), as promptly as practicable, to consider and vote upon such matters. The A.G. Edwards Board will use, subject to the next sentence hereof, all reasonable best efforts to obtain from its stockholders the Requisite A.G. Edwards Vote, including recommending that its stockholders vote in favor of adoption of this Agreement. However, if the A.G. Edwards Board, after consultation with (and considering the advice of) outside counsel, determines in good faith that, because of either (1) the receipt after the date of this Agreement by A.G. Edwards of an Acquisition Proposal that the A.G. Edwards Board concludes in good faith constitutes a Superior Proposal (after taking into account any changes in the terms of this Agreement proposed by Wachovia as a result of any discussions referred to in the proviso below or otherwise) or (2) a material development or change in circumstances occurring or arising after the date of this Agreement that was neither known to the A.G. Edwards Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to an Acquisition Proposal), it would result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to the A.G. Edwards Meeting, the A.G. Edwards Board may submit this Agreement without recommendation (although the resolutions adopting this Agreement as of the date hereof, described in Section 6.02(a), may not be rescinded or amended), in which event the A.G. Edwards Board may communicate the basis for its lack of a recommendation to the stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that in the circumstances contemplated by clause (1) of this sentence, the A.G. Edwards Board may not take any actions under this sentence following receipt of an Acquisition Proposal unless A.G. Edwards has: (A) complied in all material respects with Section 6.06, (B) provided to Wachovia at least 5 business days’ prior written notice advising Wachovia that the A.G. Edwards Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the person making the proposal, (C) during such 5 business-day period, if requested by Wachovia, engaged in good faith negotiations with Wachovia to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (D) at the end of such 5 business-day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Wachovia following notice of such proposal, as a result of the negotiations required by clause (C) or otherwise).

(c) Nothing in Section 6.02(b) shall (1) permit A.G. Edwards to terminate this Agreement or (2) affect any other obligation of A.G. Edwards hereunder. The A.G. Edwards Board may not submit to the vote of A.G. Edwards’ stockholders any Acquisition Proposal other than the Merger.

6.03. SEC Filings. (a) Wachovia and A.G. Edwards will cooperate and use reasonable best efforts to the end that all filings required under SEC Rules 165, 425 and 14a-12 are timely and properly made. Wachovia also will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Wachovia with the SEC in connection with the issuance of Wachovia Common Stock in the Merger, and the parties will jointly prepare the proxy statement and prospectus and other proxy solicitation materials of A.G. Edwards constituting a part thereof (the “Proxy Statement”) and all related documents. Unless otherwise requested by the SEC, Wachovia shall file the opinion of Wachtell, Lipton, Rosen & Katz described in Section 7.01(f) with the SEC as an exhibit to a post-effective amendment to the Registration Statement. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement, and, provided that both parties and their respective Subsidiaries have cooperated as required above, Wachovia and A.G. Edwards agree to file the Registration Statement, including the Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable. Each of Wachovia and A.G. Edwards will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement until the Effective Time. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement and the Registration Statement prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings with the SEC. Wachovia also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Each party agrees to furnish for inclusion in the Registration Statement and the Proxy Statement all information concerning it, its Subsidiaries, officers, directors and stockholders as may be required by applicable law in connection with the foregoing.

(b) Wachovia and A.G. Edwards each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the A.G. Edwards Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Wachovia and A.G. Edwards each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

(c) Wachovia will advise A.G. Edwards, promptly after Wachovia receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Wachovia Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04. Press Releases and Public Announcements. Wachovia and A.G. Edwards will consult with each other before issuing any press release, broadly disseminated written employee communication or other written stockholder or shareholder communication with respect to the Merger or this Agreement or concerning the other party or the other party’s business, financial condition or results of operations and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules. Wachovia and A.G. Edwards will cooperate to develop all public communications and use reasonable best efforts to make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.05. Access; Information. (a) Each party agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the other party and its officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties and personnel of such party and its Subsidiaries and to such other information as such other party may reasonably request. A.G. Edwards will facilitate Wachovia’s communications with A.G. Edwards’ employees with respect to the Merger Agreement, the transactions contemplated hereby and the future operations of the Combined Retail Brokerage Business and the role of such employees within that business. During such period, A.G. Edwards will furnish promptly to Wachovia (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of A.G. Edwards and its Subsidiaries as Wachovia may reasonably request. Neither party will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each party will hold any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement between Wachovia and A.G. Edwards (the “Confidentiality Agreement”).

(c) No investigation by one party of the business and affairs of the other, pursuant to this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such other party’s obligation to consummate the transactions contemplated hereby.

6.06. Acquisition Proposals. (a) A.G. Edwards will not, and will cause its Subsidiaries and its and its Subsidiaries’ Representatives and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event A.G. Edwards receives an unsolicited bona fide Acquisition Proposal, from a person other than Wachovia or an Other Person (as defined below), after the execution of this Agreement and prior to the adoption of this Agreement by A.G. Edwards’ stockholders, and the A.G. Edwards Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would be reasonably likely to result in a Superior Proposal, A.G. Edwards may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions if the A.G. Edwards Board concludes in good faith (and after considering the advice of outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. A.G. Edwards will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Wachovia (“Other Persons”) with respect to any Acquisition Proposal and will use its (and will cause its Subsidiaries and their Representatives to use their) reasonable best efforts to enforce, and will not waive any provision of, any confidentiality or standstill or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by A.G. Edwards or any of its Subsidiaries or Representatives thereunder and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any actual or threatened breaches of such agreements and to enforce specifically the terms thereof in a court of competent jurisdiction. A.G. Edwards will promptly (within 24 hours) advise Wachovia following receipt of any Acquisition Proposal, or of any request for nonpublic information or access to the books and records of A.G. Edwards in connection with a possible Acquisition Proposal, describing the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Wachovia apprised of any related developments, discussions and negotiations (including by advising Wachovia in writing of the material terms and conditions of the Acquisition Proposal and providing Wachovia with copies of any bid letters or similar correspondence and related transaction documentation it may receive from time to time) on a current basis and will provide to Wachovia, on a substantially concurrent basis, any information provided to any third party or its Representatives pursuant to this Section 6.06(a) not previously provided or made available to Wachovia. Without limiting the foregoing, A.G. Edwards shall promptly, and in any event within 24 hours, notify Wachovia orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 6.06(a) .

(b) Nothing contained in this Agreement shall prevent A.G. Edwards or the A.G. Edwards Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(c) A.G. Edwards agrees that any violation of the restrictions set forth in this Section 6.06 by any Representative of A.G. Edwards or any of its Subsidiaries, at the direction or with the consent of A.G. Edwards or its Subsidiaries (or with the prior actual knowledge of A.G. Edwards or its Subsidiaries if A.G. Edwards shall have failed to instruct such Representatives not to commit such violation upon becoming aware of such proposed violation), shall be deemed to be a breach of this Section 6.06 by A.G. Edwards.

6.07. Affiliate Agreements. Not later than the 15th day before the mailing of the Proxy Statement, A.G. Edwards will deliver to Wachovia a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the A.G. Edwards Meeting, deemed to be an “affiliate” of A.G. Edwards (each, a “A.G. Edwards Affiliate”) as that term is used in Rule 145 under the Securities Act. A.G. Edwards will use its reasonable best efforts to cause each person who may be deemed to be a A.G. Edwards Affiliate to execute and deliver to Wachovia and A.G. Edwards on or before the date of mailing of the Proxy Statement an agreement in substantially the form attached hereto as Annex 1.

6.08. Takeover Laws and Provisions. No party will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.09. Exchange Listing. Wachovia will use all reasonable best efforts to cause the shares of Wachovia Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.10 hereof to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.10. Regulatory Applications; Pre-Closing Cooperation. (a) Wachovia and A.G. Edwards and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby (the “Requisite Regulatory Approvals”), and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. Each of Wachovia and A.G. Edwards will have the right to review in advance, and to the extent practicable consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals; provided, however, that Wachovia shall not be required to make available to A.G. Edwards any portion of such written information containing information relating to regulatory or compliance matters involving Wachovia that do not arise from or relate to this Agreement or the transactions contemplated hereby. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Wachovia and A.G. Edwards will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and its stockholders or shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

(c) Each of Wachovia and A.G. Edwards agrees to use reasonable best efforts to defend any third party litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages in connection therewith.

(d) A.G. Edwards shall cooperate with Wachovia, and shall take such actions at the sole expense and cost of Wachovia as Wachovia may reasonably request in writing, in order to carry out a reorganization of A.G. Edwards and its Subsidiaries on terms that Wachovia deems necessary or advisable to facilitate the combination at or after the Effective Time of the retail brokerage business of A.G. Edwards and its Subsidiaries with the retail brokerage business of Wachovia and its Subsidiaries. Wachovia shall give notice to A.G. Edwards as promptly as practicable of its intent to request any actions hereunder. Such actions may include, among others, facilitating the conversion or merger of Subsidiaries of A.G. Edwards after the Effective Time into limited liability companies or other types of entities requested by Wachovia and such other actions as may be reasonably requested by Wachovia to facilitate the contribution on a tax efficient basis of the retail brokerage business of A.G. Edwards and its Subsidiaries to Wachovia Financial Advisors LLC. Notwithstanding the foregoing, A.G. Edwards and its Subsidiaries shall not be required to take any action pursuant to this Section that would, or is reasonably likely to, materially interfere with A.G. Edwards’ business, would be binding or effective prior to the Effective Time or that would, or is reasonably likely to, materially delay or make less likely the consummation of the Merger or adversely affect the tax treatment of the Merger for A.G. Edwards or its stockholders as contemplated hereby.

6.11. Indemnification. (a) Following the Effective Time, Wachovia will indemnify, defend and hold harmless the present and former directors, officers and employees of A.G. Edwards and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts (collectively, “Costs”) as incurred, in connection with any claim, action (whether threatened, pending or contemplated), suit, proceeding or investigation, whether arising before or after the Effective Time and whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), (and shall advance expenses as incurred to the fullest extent permitted under applicable law provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification), (1) without limitation of clause (2) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with A.G. Edwards and its Subsidiaries, and (2) to the fullest extent permitted by law.

(b) For a period of six years following the Effective Time, Wachovia shall obtain director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of A.G. Edwards or any of their respective Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by A.G. Edwards; provided that in no event will Wachovia be required to expend in any one year an amount in excess of 250% of the annual premiums currently paid by A.G. Edwards for such insurance (the “Insurance Amount”); provided, further, that if Wachovia is unable to maintain or obtain the insurance called for by this Section 6.11(b), Wachovia shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of A.G. Edwards or any Subsidiary may be required to make application and provide customary representations and warranties to Wachovia’s insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Wachovia; provided that failure so to notify will not affect the obligations of Wachovia under

Section 6.11(a) unless and only to the extent that Wachovia is actually and materially prejudiced as a consequence

(d) If Wachovia or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Wachovia will cause proper provision to be made so that the successors and assigns of Wachovia will assume the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

6.12. Employee Matters. (a) From the Effective Time through the date or dates that Wachovia determines to generally transition A.G. Edwards’ Benefit Arrangements (such date or dates being referred to herein as the “Compensation and Benefits Transition Dates”), Wachovia shall provide the employees of A.G. Edwards and its Subsidiaries as of the Effective Time (the “Covered Employees”) with benefits and annual cash compensation plans, programs and arrangements (excluding equity compensation plans, programs and arrangements) that are substantially similar, in the aggregate, to the benefits and annual cash compensation plans, programs and arrangements (excluding equity compensation plans, programs and arrangements) provided by A.G. Edwards or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time. From and after the Compensation and Benefits Transition Dates, Wachovia shall provide the Covered Employees with employee benefits and compensation plans, programs and arrangements that are substantially similar to those provided to similarly situated employees of Wachovia and its Subsidiaries.

(b) Notwithstanding anything contained in Section 6.12(a) to the contrary, immediately upon the Effective Time, the only severance plan, program, policy, practice or arrangement that shall be maintained for the Covered Employees (other than (i) any Previously Disclosed Benefit Arrangement that is an employment agreement that contains severance protections or (ii) as otherwise required by applicable law) will be the Wachovia Severance Pay Plan, as the same shall be in effect from time to time, and the Covered Employees will only be eligible to receive severance benefits thereunder if and to the extent that such employees satisfy the relevant eligibility requirements set forth therein, in the same manner as similarly situated employees of Wachovia and its Subsidiaries are required to satisfy such requirements in order to receive such severance benefits.

(c) From and after the Compensation and Benefits Transition Dates, Wachovia shall (1) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Wachovia or any of its Subsidiaries in which Covered Employees are eligible to participate, for all actual periods of employment with A.G. Edwards or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent such actual periods of employment are credited by A.G. Edwards for purposes of a comparable Benefit Arrangement in which the applicable Covered Employee participated immediately prior to the Effective Time and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Wachovia or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time. If the Compensation and Benefits Transition Dates with respect to A.G. Edwards’ medical and/or dental benefit plans for Covered Employees occur in the middle of a plan year, then Covered Employees and their dependents who are then participating in a deductible-based medical and/or dental plan sponsored by A.G. Edwards will be given credit for deductibles and eligible out-of-pocket expenses incurred towards deductibles and out-of-pocket maximums during the portion of the plan year preceding the Compensation and Benefits Transition Dates in a comparable deductible-based medical and/or dental plan of Wachovia or any of its Subsidiaries for the Wachovia benefit plan year that begins with or includes the Compensation and Benefits Transition Dates.

(d) This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Section 6.12, express or implied: (i) is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; (ii) shall require Wachovia to maintain any specific Benefit Arrangement of A.G. Edwards or to guarantee employment of any Covered Employee for any period of time after the Effective Time (except as provided in Schedule 6.12(c)); and (iii) shall constitute an amendment to any Benefit Arrangement (except to the extent that the requirements of Section 6.12(b) require A.G. Edwards or its Subsidiaries to terminate any Benefit Arrangement that provides for severance benefits).

6.13. Notification of Certain Matters. Wachovia and A.G. Edwards will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.14. Exemption from Liability Under Section 16(b). Assuming that A.G. Edwards delivers to Wachovia the Section 16 Information in a timely and accurate manner before the Effective Time, the Wachovia Board, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will reasonably promptly thereafter and in any event before the Effective Time adopt a resolution providing that the receipt by the A.G. Edwards Insiders of Wachovia Common Stock in exchange for shares of A.G. Edwards Common Stock, and of options to purchase shares of Wachovia Common Stock upon conversion of options to purchase shares of A.G. Edwards Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are approved by the Wachovia Board or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt will be so exempt.

6.15. Retail Brokerage Business Operations. (a) The marketing name of the combined retail securities brokerage business of Wachovia Securities, LLC and A.G. Edwards & Sons, Inc. (the “Combined Retail Brokerage Business”) shall be “Wachovia Securities, LLC.” The corporate headquarters of the Combined Retail Brokerage Business shall be located in St. Louis, Missouri.

(b) Effective as of the Effective Time, Mr. Robert L. Bagby shall be appointed to the position referenced in the employment arrangements entered into by Mr. Robert L. Bagby and Wachovia or one of its Subsidiaries in connection with this Agreement.

6.16. Restructuring Efforts. If A.G. Edwards shall have failed to obtain the Requisite A.G. Edwards Vote at a duly held meeting of its stockholders or at any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its stockholders or shareholders or to adversely affect the tax consequences to the stockholders of A.G. Edwards), and/or to resubmit the transaction to the A.G. Edwards stockholders for approval.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of Wachovia, Merger Sub and A.G. Edwards to consummate the Merger is subject to the fulfillment or written waiver by Wachovia, Merger Sub and A.G. Edwards before the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by the Requisite A.G. Edwards Vote.

     (b) Regulatory Approvals. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on such approval that would reasonably be expected, after the Effective Time, to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole.

     (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

     (e) NYSE Listing. The shares of Wachovia Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.10 hereof shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (f) Opinions of Tax Counsel. Wachovia shall have received an opinion of Simpson Thacher & Bartlett LLP, and A.G. Edwards shall have received an opinion of Wachtell, Lipton, Rosen & Katz, each dated the Closing Date and based on facts, representations and assumptions set forth or described in each such opinion, to the effect that (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (2) Wachovia, Merger Sub and A.G. Edwards will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, Simpson Thacher & Bartlett LLP and Wachtell, Lipton, Rosen & Katz each will be entitled to receive and rely upon customary certificates and representations of officers of Wachovia, Merger Sub and A.G. Edwards.

     7.02. Conditions to A.G. Edwards’ Obligation. A.G. Edwards’ obligation to consummate the Merger is also subject to the fulfillment or written waiver by A.G. Edwards before the Effective Time of each of the following conditions:

     (a) Wachovia’s and Merger Sub’s Representations and Warranties. The representations and warranties of Wachovia and Merger Sub in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and A.G. Edwards shall have received a 55 certificate, dated the Closing Date, signed on behalf of Wachovia by the Chief Executive Officer or Chief Financial Officer of Wachovia to that effect.

(b) Performance of Wachovia’s and Merger Sub’s Obligations. Each of Wachovia and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and A.G. Edwards shall have received a certificate, dated the Closing Date, signed on behalf of Wachovia by the Chief Executive Officer or Chief Financial Officer of Wachovia to that effect.

7.03. Conditions to Wachovia’s and Merger Sub’s Obligation. Each of Wachovia’s obligation and Merger Sub’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Wachovia, before the Effective Time of each of the following conditions:

(a) A.G. Edwards’ Representations and Warranties. The representations and warranties of A.G. Edwards in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Wachovia shall have received a certificate, dated the Closing Date, signed on behalf of A.G. Edwards by the Chief Executive Officer or Chief Financial Officer of A.G. Edwards to that effect.

(b) Performance of A.G. Edwards’ Obligations. A.G. Edwards shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Wachovia shall have received a certificate, dated the Closing Date, signed on behalf of A.G. Edwards by the Chief Executive Officer or Chief Financial Officer of A.G. Edwards to that effect.

ARTICLE VIII TERMINATION

8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties:

(a) By mutual consent of Wachovia and A.G. Edwards in a written instrument;

(b) By either Wachovia or A.G. Edwards, upon written notice to the other party, if a Governmental Authority of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) By either Wachovia or A.G. Edwards, upon written notice to the other party, if the Effective Time shall not have occurred on or before February 29, 2008; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date;

(d) By Wachovia, upon written notice to A.G. Edwards, if (1) the A.G. Edwards Board shall have failed to recommend adoption of this Agreement; or shall have withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to Wachovia such recommendation; or shall have taken any other action or made any other statement in connection with the A.G. Edwards Meeting or otherwise inconsistent with such recommendation (or shall have resolved to take any of the foregoing actions), whether or not permitted by the terms hereof, (2) A.G. Edwards shall have materially breached its obligations under Section 6.02 by failing to take all action necessary to convene and hold the A.G. Edwards Meeting in accordance with Section 6.02 or shall have materially breached its obligations under Section 6.03 by failing to prepare and mail to its stockholders the Proxy Statement in accordance with Section 6.03, (3) A.G. Edwards shall have materially breached the terms of Section 6.06 in any respect adverse to Wachovia, or (4) A.G. Edwards or its Representatives negotiates or authorizes the conduct of negotiations (and twenty days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the request and receipt of information from, any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal) regarding an Acquisition Proposal other than the Merger;

(e) By either Wachovia or A.G. Edwards, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.02(a) or (b) or Section 7.03(a) or (b), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching party or which breach, by its nature, cannot be cured within such time period; or

(f) By Wachovia if a tender offer or exchange offer for 25% or more of the outstanding shares of A.G. Edwards Common Stock is commenced (other than by Wachovia or a Subsidiary thereof), and the A.G. Edwards Board recommends that the stockholders of A.G. Edwards tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act.

8.02. Effect of Termination and Abandonment. If this Agreement is terminated and the Merger is abandoned, no party will have any liability or further obligation under this Agreement, except that termination will not relieve a party from liability for any willful breach by it of this Agreement and except that Section 6.05(b), this Section 8.02, Section 8.03 and Article IX will survive termination of this Agreement.

8.03. Termination Fee. (a) A.G. Edwards shall pay to Wachovia, by wire transfer of immediately available funds, $270 million (the “Termination Fee”) as follows:

(1) if Wachovia shall terminate this Agreement pursuant to Section 8.01(d) or (f), then A.G. Edwards shall pay the Termination Fee on the business day following such termination;

(2) if (A) either party shall terminate this Agreement pursuant to Section 8.01(c) either (x) without the A.G. Edwards Meeting having been convened (or if convened, without a vote on the Merger having occurred at such meeting) or (y) with the A.G. Edwards Meeting having been convened but the Requisite A.G. Edwards Vote not having been obtained and (B) an Acquisition Proposal shall have, after the date hereof, been made public or communicated to the A.G. Edwards Board or executive management of A.G. Edwards (or any person shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make an Acquisition Proposal) prior to the date of termination in the case of clause (x) or prior to the date of the A.G. Edwards Meeting in the case of clause (y), then A.G. Edwards shall pay 10% of the Termination Fee on the business day following such termination; and if within eighteen (18) months after the date of such termination of this Agreement, A.G. Edwards or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then A.G. Edwards shall pay the remaining 90% of the Termination Fee upon the date of such execution or consummation; and

(3) if (A) either party shall terminate this Agreement pursuant to Section 8.01(c) or Wachovia shall terminate this Agreement pursuant to Section 8.01(e), (B) at any time after the date of this Agreement and before such termination there shall have been made public or communicated to the A.G. Edwards Board or executive management of A.G. Edwards an Acquisition Proposal (or any person shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make an Acquisition Proposal), and (C) following the occurrence of such Acquisition Proposal, A.G. Edwards shall have breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then A.G. Edwards shall pay 10% of the Termination Fee on the business day following such termination; and if within eighteen (18) months after the date of such termination of this Agreement, A.G. Edwards or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then A.G. Edwards shall pay the remaining 90% of the Termination Fee upon the date of such execution or consummation.

(b) A.G. Edwards acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Wachovia would not enter into this Agreement. In the event that A.G. Edwards fails to pay when due any amounts payable under this Section 8.03, then (i) A.G. Edwards shall reimburse Wachovia for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) A.G. Edwards shall pay to Wachovia interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to three percent (3%) over the “prime rate” (as announced by Citibank, N.A.) in effect on the date that such overdue amount was originally required to be paid.

(c) In no event shall A.G. Edwards be obligated to pay more than one Termination Fee.

ARTICLE IX

MISCELLANEOUS

9.01. Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article III, Sections 6.05(b), 6.11 and 6.12 and this Article IX).

9.02. Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate Delaware law or require resubmission of this Agreement to the stockholders of A.G. Edwards.

9.03. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to constitute an original.

9.04. Governing Law. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within that State. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.05. Expenses. Except as set forth in Section 8.03, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Wachovia and A.G. Edwards will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (b) all listing, filing or registration fees, including fees paid for filing the Registration Statement with the SEC, filing fees for the HSR Act notices and any other fees paid for filings with Governmental Authorities.

9.06. Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Wachovia, to:

Wachovia Corporation
One Wachovia Center
Charlotte, North Carolina 28288
Attention: Mark C. Treanor, Esq.
               Senior Executive Vice President, General Counsel and Secretary
Facsimile: (704) 374-3425

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Lee Meyerson, Esq. Maripat Alpuche, Esq. Facsimile: (212) 455-2502

If to A.G. Edwards, to:

A.G. Edwards, Inc.
One North Jefferson
St. Louis, Missouri 63103
Attention: Douglas L. Kelly, Executive Vice President
Facsimile: (314) 955-5913

with copies to:

Wachtell, Lipton, Rosen & Katz 55 West 52nd Street New York, New York 10019 Attention: Edward D. Herlihy, Esq. Lawrence S. Makow, Esq. Facsimile: (212) 403-2000

9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of Wachovia and A.G. Edwards regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated therein, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Wachovia, Merger Sub and A.G. Edwards.

9.08. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.09. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, before the Effective Time, Wachovia may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions, provided that (1) such revision does not alter or change the kind or amount of consideration to be delivered to the stockholders of A.G. Edwards and the holders of A.G. Edwards Stock Options, (2) such revision does not adversely affect the tax consequences to the stockholders of A.G. Edwards, (3) such revised structure or method does not materially delay consummation of the transactions contemplated by this Agreement in relation to the structure contemplated herein, and (4) such revision does not, and is not reasonably likely to, otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

9.10. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signatures appear on following page.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

WACHOVIA CORPORATION

By: /s/ G. Kennedy Thompson ___________________________ Name: G. Kennedy Thompson Title: Chairman, President and Chief Executive Officer WHITE BIRD HOLDINGS, INC.

By: /s/ G. Kennedy Thompson ___________________________ Name: G. Kennedy Thompson Title: Chairman, President and Chief Executive Officer A.G. EDWARDS, INC.

By: /s/ Robert L. Bagby ___________________________ Name: Robert L. Bagby Title: Chairman and Chief Executive Officer

Signature Page to Merger Agreement

ANNEX 1

FORM OF A.G. EDWARDS, INC. AFFILIATE LETTER

_______________, 2007

A.G. Edwards, Inc.
One North Jefferson
St. Louis, Missouri 63103

Wachovia Corporation
One Wachovia Center
Charlotte, North Carolina 28288

Ladies and Gentlemen:

     I have been advised that I may be deemed to be an “affiliate” of A.G. Edwards, Inc. (“A.G. Edwards”), as that term is defined for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of May 30, 2007 (as amended or modified from time to time, the “Merger Agreement”), among Wachovia Corporation (“Wachovia”), White Bird Holdings, Inc. (“Merger Sub”) and A.G. Edwards, A.G. Edwards plans to merge with and into Merger Sub (the “Merger”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

     I further understand that as a result of the Merger, I may receive common stock of Wachovia (the “Wachovia Common Stock”) in exchange for shares of common stock of A.G. Edwards (the “A.G. Edwards Common Stock”), or as a result of the exercise of A.G. Edwards Stock Options or similar Rights.

     I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Wachovia Common Stock and A.G. Edwards Common Stock, to the extent I felt necessary, with my counsel or counsel for A.G. Edwards.

     I represent, warrant and covenant with and to Wachovia that in the event I receive any Wachovia Common Stock as a result of the Merger:

     1. I will not make any sale, transfer, or other disposition of such Wachovia Common Stock unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act, or (c) in the opinion of counsel in form and substance reasonably satisfactory to Wachovia, or under a

“no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

     2. I understand that, except as provided in the Merger Agreement, Wachovia is under no obligation to register the sale, transfer or other disposition of shares of Wachovia Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available, except the obligation to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as more fully described below.

     3. I understand that stop transfer instructions will be given to Wachovia’s transfer agent with respect to the shares of Wachovia Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Wachovia, a copy of which agreement is on file at the principal offices of Wachovia.”

     4. I understand that, unless transfer by me of the Wachovia Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Wachovia reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

     I understand and agree that the legends set forth in paragraph 3 or 4 above, as the case may be, will be removed by delivery of substitute certificates without such legend if I deliver to Wachovia (a) a copy of a “no-action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Wachovia, to the effect that such legend is not required for purposes of the Securities Act, or (b) evidence or representations reasonably satisfactory to Wachovia that Wachovia Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d) under the Securities Act or pursuant to an effective registration under the Securities Act.

     By its acceptance hereof, Wachovia agrees, for a period of two years after the Effective Time, that it, as the Surviving Corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) promulgated under the Securities Act are therefore available to me in the event I desire to transfer any Wachovia Common Stock issued to me in the Merger.

     By signing this letter agreement, without limiting or abrogating the agreements that I have made as set forth above, I do not admit that I am an “affiliate” of A.G. Edwards within the meaning of the Securities Act or the rules and regulations promulgated thereunder, and I do not waive any right that I may have to object to any assertion that I am an affiliate.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this letter agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth in paragraph 3 above shall be lifted and the legends set forth in 3 and 4 above shall be removed forthwith from the certificate or certificates representing my shares of Wachovia Common Stock (A) upon the of delivery by the undersigned to Wachovia of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Wachovia, or other evidence reasonably satisfactory to Wachovia, to the effect that a transfer of my shares of Wachovia Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder, (B) if one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (C) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

Very truly yours,

________________________ Name:

Accepted this _____day of
_______________, 2007.

A.G. EDWARDS, INC.

By:
_________________________
Name:
Title:

WACHOVIA CORPORATION

By:
_________________________
Name:
Title: